UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Cincinnati Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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March 18, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will be held at 9:30 a.m. on Saturday, April 24, 2004, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.	Electing five directors for terms of three years,

2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent auditors for 2004, and

3.	Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 27, 2004, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted by completing and submitting the enclosed proxy. You can vote over the Internet, by telephone or by mail, using the enclosed proxy. Please see your proxy for specific instructions on how to vote.

Your Internet or telephone vote must be received by 1 a.m. Eastern time on April 24, 2004, to be counted in the final tabulation. Your interest and participation in the affairs of the company are appreciated.

/S/ Kenneth W. Stecher Kenneth W. Stecher Secretary

Mailing of this Proxy Statement, Annual Report, Form 10-K and the accompanying proxy to Cincinnati Financial Corporation shareholders began on March 18, 2004.

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2004 annual meeting of shareholders.

Who is entitled to vote?

Shareholders of record at the close of business on February 27, 2004, may vote at the meeting.

How many votes do I have?

You will have one vote for each share of common stock you owned on February 27, 2004.

How many votes can be cast by all shareholders?

There were 160,274,178 shares of common stock outstanding that can be voted as of the close of business on February 27, 2004.

How many shares must be represented to hold the meeting?

A majority of the outstanding shares, or 80,137,090, must be represented to hold the meeting.

How many votes are needed to elect directors and to approve the proposal?

Directors are elected by a plurality of the votes cast. Each other matter submitted to shareholders will be approved if the votes cast in favor exceed the votes cast against the matter.

How do I vote?

You may vote either in person at the annual meeting or by proxy, whether or not you attend the meeting.

If you hold your Cincinnati Financial Corporation common stock certificates directly in your name, you may vote by:

•	Internet or telephone – Please follow the instructions on the proxy. The deadline for voting by the Internet or telephone is 1 a.m. Eastern time on April 24, 2004.

•	Mail – Please complete, sign and return the accompanying proxy in the enclosed postage-paid envelope.

If your shares of Cincinnati Financial Corporation common stock are registered in the name of a bank, broker or other nominee, you must vote your shares using the method(s) available through that organization.

Can I change my vote or revoke my proxy?

Yes. Just send in a new signed proxy card with a later date, cast a new vote by Internet or telephone or send a written notice of revocation to the secretary of Cincinnati Financial Corporation. If you attend the annual meeting and want to vote in person, you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself will not constitute a revocation of your previously submitted proxy.

What if I vote “abstain?”

A vote to abstain on any matter will have no effect on the votes required to elect directors or to approve any other matter.

Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting?

If your shares are registered in your name, the answer is no. If you don’t vote shares registered in the name of a bank, broker or other nominee, Nasdaq rules provide that the broker can vote your shares as the broker wishes for the election of directors and ratification of auditors but not for certain other matters. A broker non-vote is counted as a vote to abstain.

How are the votes counted?

Votes cast by proxy will be tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting will count the votes and announce the results. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy.

Could other matters be decided at the meeting?

We don’t know of any other matters that will be considered at the annual meeting. For any matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Who can attend the meeting?

The meeting is open to all interested parties.

Can I listen to the meeting if I cannot attend in person?

If you have access to the Internet, you can listen to a live webcast of the meeting. Instructions for listening to this webcast will be available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay will be available on the Web site within two hours of the close of the meeting.

Introduction

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board directs management in the performance of the company’s obligations to its independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Annual Report and Form 10-K

The board is committed to full, fair, accurate, timely and understandable disclosure in the company’s periodic reports and other public statements. Our company’s 2003 annual report to shareholders and report on Form 10-K have been included with this Proxy Statement. We urge you to read them carefully to learn more about our performance in 2003 and management’s outlook for 2004 and beyond. These documents also are available on the Investors page of www.cinfin.com, and shareholders can choose to be notified via e-mail when new information is posted to the site.

Cumulative Total Return

As depicted in the graph below, the total return on a $100 investment made December 31, 1998, assuming the reinvestment of all dividends, was 27.3 percent for Cincinnati Financial Corporation’s common stock compared with 26.6 percent for the Standard & Poor’s Composite 1500 Property & Casualty Insurance Index and a negative 2.8 percent for the Standard & Poor’s 500 Index.

The Standard & Poor’s Composite 1500 Property & Casualty Insurance Index includes 23 companies: Ace Ltd.; Allstate Corporation; AMBAC Financial Group; Chubb Corporation; Cincinnati Financial Corporation; Fidelity National Financial Inc.; First American Corporation; LandAmerica Financial Group, Inc.; MBIA Inc; Ohio Casualty Corporation; Old Republic International Corporation; Philadelphia Consolidated Holding Corp.; Progressive; RLI Corporation; Safeco; SCPIE Holdings Inc.; Selective; St. Paul Companies; Stewart Information Services; Travelers; WR Berkley Corporation; XL Capital Ltd; and Zenith National Insurance Corporation.

The Standard & Poor’s 500 Index includes a representative sample of 500 leading companies in a cross-section of industries of the U.S. economy. Although this index focuses on the large capitalization segment of the market, it is widely viewed as a proxy for the total market.

			S&P Composite
	Cincinnati		1500 Property &
	Financial	S&P 500	Casualty Insurance
Date	Corporation	Index	Index
31-Dec-1998	100.000	100.000	100.000
31-Dec-1999	86.760	121.04	75.22
29-Dec-2000	112.437	110.02	117.59
31-Dec-2001	110.834	96.95	108.63
31-Dec-2002	111.522	75.52	98.64
31-Dec-2003	127.248	97.18	126.56

Security Ownership of Principal Shareholders and Management

Based on information filed with the Securities and Exchange Commission (SEC), John J. Schiff, Jr., CPCU (Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250), and Thomas R. Schiff (John J. & Thomas R. Schiff & Co., Inc., P.O. Box 145496, Cincinnati, Ohio 45250) are the only individuals known to the company to be beneficial owners of more than 5 percent of Cincinnati Financial Corporation’s common shares outstanding as of February 27, 2004. Both are directors of the company.

The outstanding common shares beneficially owned by John J. Schiff, Jr., and Thomas R. Schiff, as well as those owned by each other director, nominee and certain nondirector executive officers, are shown below:

	Shares Beneficially			Percent of
	Owned			Outstanding
Principal Shareholders
John J. Schiff, Jr., CPCU	11,111,678	(1	)(2)(3)	6.93
Thomas R. Schiff	8,434,978	(1	)(2)	5.26
Other Directors
William F. Bahl, CFA	185,446	(4)		0.12
James E. Benoski	280,707	(3)		0.18
Michael Brown	235,818			0.15
Kenneth C. Lichtendahl	12,058			0.01
W. Rodney McMullen	9,120			0.01
Gretchen W. Price	5,867			—
Robert C. Schiff	3,332,518	(5)		2.08
Frank J. Schultheis	16,450			0.01
John M. Shepherd	4,631			—
Larry R. Webb, CPCU	285,039	(6)		0.18
E. Anthony Woods	9,262			0.01
Director Nominees
Dirk J. Debbink	0			—
Douglas S. Skidmore	7,473	(7)		—
Certain Executive Officers
Kenneth S. Miller, CLU, ChFC	125,488	(3)		0.08
Jacob F. Scherer, Jr.	175,542	(3)		0.11
Kenneth W. Stecher	147,343	(3)		0.09
All Directors, Nominees and Executive Officers as a Group (26 persons)*	18,706,931	(3)		11.67

Except as otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the common shares noted.

*	Includes additional executive officers named below under Nondirector Executive Officers

(1)	Includes 44,956 shares owned of record by a trust, 2,710,742 shares owned of record by the John J. and Mary R. Schiff Foundation and 3,572,723 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are Mr. J. Schiff, Jr., Mr. T. Schiff and Ms. Suzanne S. Reid, who share voting and investment power equally.

(2)	Includes 97,221 shares owned of record by the John J. & Thomas R. Schiff & Co. pension plan, the trustees of which are Mr. J. Schiff, Jr., and Mr. T. Schiff, who share voting and investment power, and 103,628 shares owned by John J. & Thomas R. Schiff & Co., of which Mr. J. Schiff, Jr., and Mr. T. Schiff are principal owners.

(3)	Includes shares available within 60 days from exercise of stock options in the amount of 164,000 shares for Mr. Benoski; 41,733 shares for Mr. Miller; 121,459 shares for Mr. Scherer; 370,000 shares for Mr. J. Schiff, Jr.; 70,300 shares for Mr. Stecher; and 542,089 shares for all other executive officers.

(4)	Includes 1,200 shares owned of record and held by Bahl & Gaynor Profit Sharing Trust, of which Mr. Bahl is chairman of the board and principal owner; and 8,001 shares held in the Bahl Family Foundation.

(5)	Includes 831,040 shares owned of record by a foundation trust, the trustees of which are Mr. R. Schiff and Ms. Adele R. Schiff, who share voting and investment power, 2,395,086 shares owned of record by a trust, Mr. R. Schiff trustee and 106,392 shares owned of record by a trust, Ms. Adele R. Schiff trustee.

(6)	Includes 168,941 shares owned of record by a limited partnership of which Mr. Webb is a general partner.

(7)	Includes 6,381 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.

Information Regarding Nondirector Executive Officers

Executive officers are elected to one-year terms at the annual meetings of the boards of directors of the corporation and its subsidiaries. Each executive officer has served continuously since first elected to that position. For each nondirector executive officer, listed below are principal positions held currently and over the past five years in the corporation, its lead property casualty insurance subsidiary, and other subsidiaries when the officer serves as president. Some executive officers also serve on various subsidiary boards.

	Primary Title(s) and Business Responsibilities Since March 1999 in	Executive
Nondirector Executive Officer (Age)	Cincinnati Financial Corporation and Subsidiaries	Officer Since
Dean W. Dicke (61)	Senior Vice President of The Cincinnati Insurance Company, a subsidiary of the corporation. Responsible for field claims operations.	2003
Craig W. Forrester, CLU (45)	Senior Vice President of The Cincinnati Insurance Company, a subsidiary of the corporation. Vice President until 2002. Responsible for information technology systems.	2003
Thomas A. Joseph, CPCU (48)	Senior Vice President of The Cincinnati Insurance Company, a subsidiary of the corporation. Responsible for commercial lines underwriting operations, except bond, machinery and equipment.	2003
Eric N. Mathews, CPCU, AIAF (48)	Vice President (2002), Assistant Secretary (1999) and Assistant Treasurer (1999) of Cincinnati Financial Corporation; Senior Vice President (1999) & Treasurer (1999) of The Cincinnati Insurance Company, a subsidiary of the corporation. Vice President of The Cincinnati Insurance Company until 1999. Responsible for property casualty accounting.	2001
Kenneth S. Miller, CLU, ChFC (48)	Chief Investment Officer (2004) and Senior Vice President (2004 in Cincinnati Financial Corporation and 2000 in The Cincinnati Insurance Company) of Cincinnati Financial Corporation and The Cincinnati Insurance Company, a subsidiary of the corporation. Assistant Secretary and Assistant Treasurer of Cincinnati Financial Corporation. President and Chief Operating Officer (2000) of CFC Investment Company and President (2003) of CinFin Capital Management Company, subsidiaries of the corporation. Vice President until 2004 in Cincinnati Financial Corporation and until 2000 in The Cincinnati Insurance Company; executive vice president of CinFin Capital Management Company until 2003. Responsible for investment operations.	2000
Larry R. Plum, CPCU (58)	President of The Cincinnati Casualty Company, a subsidiary of The Cincinnati Insurance Company, a subsidiary of the corporation; Senior Vice President of The Cincinnati Insurance Company. Responsible for personal lines underwriting operations.	1988
David H. Popplewell, FALU, LLIF (60)	President and Chief Operating Officer of The Cincinnati Life Insurance Company, a subsidiary of The Cincinnati Insurance Company, a subsidiary of the corporation. Responsible for life insurance operations.	1997
Jacob F. Scherer, Jr. (51)	Senior Vice President of The Cincinnati Insurance Company, a subsidiary of the corporation. Responsible for sales and marketing including relationships with independent agencies.	1995
Joan O. Shevchik, CPCU, CLU (53)	Senior Vice President (2002) of The Cincinnati Insurance Company, a subsidiary of the corporation. Vice President until 2002 and Assistant Vice President until 2001. Responsible for corporate communications.	2003
Kenneth W. Stecher (57)	Chief Financial Officer (2001), Senior Vice President (1999 in Cincinnati Financial Corporation) and Secretary (1999) of Cincinnati Financial Corporation and The Cincinnati Insurance Company, a subsidiary of the corporation; Treasurer of Cincinnati Financial Corporation (1999). Vice President of Cincinnati Financial Corporation until 1999. Mr. Stecher is the principal accounting officer.	1999
Timothy L. Timmel (56)	Senior Vice President of The Cincinnati Insurance Company, a subsidiary of the corporation. Responsible for operations areas including education and training, government relations, legal, personnel, corporate communications and field claims.	1997

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of the company’s stock according to Section 16 of the Exchange Act of 1934. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require the company to identify in this Proxy Statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2003, all Section 16(a) filing requirements were satisfied on a timely basis except for the following: Larry R. Plum, an executive officer, exercised an incentive stock option to purchase 3,309 shares on October 7, 2003. This was reported on a Form 4 filed November 26, 2003. Joan O. Shevchik, an executive officer, did not include 189 shares previously held in her son’s dividend reinvestment account when reporting share ownership on her Form 3. A Form 5 was filed February 17, 2004, to report these additional shares.

Election of Directors

The board of directors is divided into three classes of five directors and each year the directors in one class are elected to serve terms of three years. This means that shareholders generally elect one-third of the members of the board of directors annually. The board of directors recommends Michael Brown, Dirk J. Debbink, Robert C. Schiff, John M. Shepherd and Douglas S. Skidmore as directors to hold office until the 2007 annual meeting of shareholders and until their successors are elected.

We do not know of any reason why any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all five nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.

Information Regarding Nominees and Directors

Information is provided below regarding the principal occupation and prior business experience of each nominee for election to the office of director and each current director whose term does not expire at this time. Each of the directors has served continuously since first elected to that position.

Nominees for Directors for Terms Ending 2007

Michael Brown (68)	Mr. Brown has been a director since 1980. He also is director and president (general manager until 1999) of the Cincinnati Bengals, Inc., a professional football team.
Dirk J. Debbink (48)	Mr. Debbink is a new nominee to the board. He is chairman, president and chief executive officer of MSI General Corporation, a design/build construction firm based in Oconomowoc, Wisconsin. Mr. Debbink also is a Rear Admiral, U.S. Naval Reserve.
Robert C. Schiff* (80)	Mr. R. Schiff is a founder of The Cincinnati Insurance Company and has been a director of Cincinnati Financial Corporation since it was incorporated in 1968. Mr. R. Schiff also is chairman, Schiff, Kreidler-Shell, Inc., an insurance agency located in Cincinnati, Ohio.
John M. Shepherd (68)	Mr. Shepherd has been a director since 2001. He is chairman and chief executive officer of The Shepherd Chemical Company and secretary of The Shepherd Color Company.
Douglas S. Skidmore (41)	Mr. Skidmore is a new nominee to the board. He is president, chief executive officer and director of Skidmore Sales & Distributing Company, Inc., a full-service distributor and broker of industrial food ingredients based in West Chester, Ohio.

Continuing Directors Whose Terms Expire 2006

William F. Bahl, CFA (52)	Mr. Bahl has been a director since 1995 and is chairman of Bahl & Gaynor, Inc., Cincinnati, Ohio-based investment advisers, serving as president until 2002. He also is a director of The Preferred Group of Funds. Mr. Bahl is active in many local charities, where his functions include oversight of financial assets.
James E. Benoski (65)	Mr. Benoski has been a director since 2000. He is vice chairman and chief insurance officer (since 2004) of Cincinnati Financial Corporation and vice chairman, chief insurance officer (since 1999) and senior vice president - headquarters claims of The Cincinnati Insurance Company, a subsidiary of the corporation.
Gretchen W. Price (49)	Ms. Price has been a director since 2002. She is vice president of finance and accounting for the global market development organization of Procter & Gamble. Before 2001, she was treasurer and vice president of Procter & Gamble.
John J. Schiff, Jr., CPCU* (60)	Mr. J. Schiff, Jr., has been a director of Cincinnati Financial Corporation since its incorporation in 1968 and has been chairman, president and chief executive officer since April 1999. He also is chairman, president and chief executive officer (since April 1999) of The Cincinnati Insurance Company, a subsidiary of the corporation. Mr. J. Schiff, Jr., is a director of Cinergy Corp., Fifth Third Bancorp and The Standard Register Company.

E. Anthony Woods (63)	Mr. Woods has been a director since 1998. He is chairman of Deaconess Associations, Inc., a healthcare holding company in greater Cincinnati, Ohio, having served as president and chief executive officer until February 2003. Mr. Woods was appointed a director of LCA-Vision in March 2004.

Continuing Directors Whose Terms Expire in 2005

Kenneth C. Lichtendahl (55)	Mr. Lichtendahl has been a director since 1988. He is a director, president and chief executive officer of Tradewinds Beverage Company.
W. Rodney McMullen (43)	Mr. McMullen has been a director since 2001. He was named vice chairman of The Kroger Co. in 2003. In 2000, he was elected executive vice president of strategy, planning and finance for Kroger, prior to which he served as chief financial officer.
Thomas R. Schiff* (56)	Mr. T. Schiff has been a director since 1975. He is chairman, chief executive officer and agent of John J. & Thomas R. Schiff & Co., an insurance agency based in greater Cincinnati, Ohio.
Frank J. Schultheis (64)	Mr. Schultheis has been a director since 1995. He is president and agent of Schultheis Insurance Agency, Inc. based in Evansville, Indiana.
Larry R. Webb, CPCU (48)	Mr. Webb has been a director since 1979. He is president and agent of Webb Insurance Agency, Inc. of Lima, Ohio.

*	John J. Schiff, Jr., and Thomas R. Schiff are brothers. Both are nephews of Robert C. Schiff, company founder and director.

Information Regarding the Board of Directors

Director Compensation

Cincinnati Financial Corporation directors are compensated solely for their attendance at meetings; there is no retainer. Non-employee directors of the company are paid a fee of $4,500 for attendance at each board meeting and $1,500 for attendance at each committee meeting and subsidiary board meeting, with fees for all meetings in any one day not to exceed $6,000. They also are reimbursed for actual travel expenses incurred in attending meetings and receive other de minimus forms of compensation, including personal insurance policies.

In 2003, the company’s board of directors adopted the 2003 Non-Employee Directors’ Stock Plan. The purpose of the plan is to enable Cincinnati Financial Corporation to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between non-employee directors and the shareholders of the company through the increased ownership of shares of the company’s common stock. This is accomplished by granting directors shares of common stock as a part of their annual compensation.

Commencing with the year 2003, and each year thereafter at the discretion of the compensation committee, each non-employee director shall receive shares of common stock with a fair market value on the date of grant equal to the cash director’s fees received by such directors during the prior calendar year, but not to exceed $60,000.

Meetings of the Board of Directors

Board members are encouraged to attend the annual meeting of shareholders, all meetings of the board and the meetings of committees of which they are a member. The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In 2003, all of the company’s 15 directors attended the annual meeting of shareholders.

The board of directors of the company met six times and the executive committee of the board met six times during the previous fiscal year. All directors except Robert C. Schiff attended at least 75 percent of the board and committee meetings of which they are a member.

Corporate Governance

On January 31, 2004, the board of directors adopted Corporate Governance Guidelines and charters for the compensation and nominating committees of the board to be effective April 24, 2004. In addition, the board amended the charter for the audit committee, adopted a code of ethics for senior financial officers and adopted joint committee charter provisions effective immediately. The guidelines, charters and code of ethics are included in Appendices to this Proxy Statement and are available on our Web site at www.cinfin.com.

Shareholders may direct a communication to board members by sending it to the attention of the secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the secretary of the company to use reasonable criteria to determine whether or not correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded under most circumstances. However, exceptions may occur, and the board does not intend to provide management with instructions that limit their ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-

directed to board members of a number of companies; or correspondence raising issues related to specific company transactions (insurance policies or investment accounts) where there may be privacy concerns or other issues. In some circumstances, the board anticipates that management would provide the board or board member with summary information regarding correspondence.

Board Composition and Director Independence

The board must determine each year, based on all relevant facts and circumstances, which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with Cincinnati Financial Corporation, either directly or indirectly as partner, shareholder or officer of another organization that has a relationship with the company, that could affect the director’s ability to exercise independent judgment. Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq.

Directors and nominees who the board has determined meet the applicable criteria for independence are: William F. Bahl, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, John M. Shepherd, Douglas S. Skidmore and E. Anthony Woods. Following the election as director of the nominees included in this Proxy, a majority (eight) of the 15 directors will meet the applicable criteria for independence under the listing standards of Nasdaq.

Consideration of Director Nominees

The nominating committee considers many factors when determining the eligibility of candidates for nomination as director.

The committee’s goal is to nominate candidates who contribute to the board’s overall effectiveness in meeting its mission.

The committee is charged with identifying nominees with certain characteristics:

•	Demonstrated character and integrity

•	An ability to work with others

•	Sufficient time to devote to the affairs of the company

•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the corporate governance guidelines that might preclude nomination or re-nomination.

In particular, the nominating committee seeks to support the company’s unique, agent-centered business model. The committee believes that the board should include a variety of individuals, serving alongside independent insurance agents, who bring a special knowledge of policyholders and agents in the communities where the company does business.

The importance of independent agents as directors dates to the founding of the company, and the committee intends to maintain that presence. For other insurance companies, agencies may be part of the marketing distribution system. For The Cincinnati Insurance Companies, agents are at the center not just of the distribution channel, but also of its mission and strategy.

The company strives to achieve a competitive advantage based on relationships, local knowledge and outstanding service. The company’s policies and actions are designed to maximize the service and value independent agents can give to businesses and people in their communities. That strategy requires extra work on the part of the agents and deeper commitments to the company’s underwriting philosophy and marketing appetite. One of the primary reasons they undertake that additional effort is because The Cincinnati Insurance Companies have demonstrated a deep and stable commitment to them and have elevated the agent’s role, giving them a voice on the parent company’s board. The Cincinnati Insurance Companies have a competitive advantage because agents have seen Cincinnati as a source of stability during unstable times in the property casualty industry. This strategy has produced industry-leading results for more than 50 years, and the board believes that abandoning the expanded role of agents could dilute the company’s prime competitive advantage.

In addition to seeking independent agent candidates to nominate or re-nominate as discussed above, the nominating committee also seeks individuals who bring differing perspectives. New board members in recent years have been drawn from diverse organizations such as Deaconess Associations, a Cincinnati-area not-for-profit healthcare organization; The Kroger Co., the nation’s largest grocery chain; Procter & Gamble, an international consumer products business; and MSI General Corporation, The Shepherd Chemical Company, The Shepherd Color Company and Skidmore Sales & Distributing Company, privately owned companies representative of the Main Street types of businesses the company typically insures. Each of these individuals contributes to the overall board composition.

Potential board nominees generally are identified by referral. The nominating committee follows a four-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the established criteria and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. For candidates that qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Second, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Third, the committee may ask other members of the board for their input. Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors and satisfy the needs of the board. Following the committee’s evaluation process this year, the nominating committee decided to nominate two individuals referred by the chief executive officer.

The nominating committee’s practice is to consider candidates proposed by shareholders for nomination as director. Shareholders wishing to suggest candidates for consideration by the nominating committee should write to the secretary of the company, giving the candidate’s name, biographical data and qualifications. Such information should be provided by September 1 to receive appropriate consideration for the annual meeting held in the following year. The nominating committee does not differentiate between candidates based on the source of the nomination. For 2004, no fees were paid to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. No nominees for 2004 were recommended by security holders.

Standing Committees of the Board of Directors

The board of directors has five standing committees. Committee assignments noted below include directors not standing for re-election. The compensation and nominating committee assignments will be modified following the annual meeting of shareholders on April 24, 2004, to meet the independence requirements of applicable law and the listing standards of Nasdaq.

Audit Committee – The purpose of the audit committee is to oversee the process of accounting and financial reporting of the company and the audits and financial statements of the company. The committee met four times during the last year. The report of the audit committee begins on Page 15.

The audit committee currently is comprised of five independent directors: William F. Bahl, Kenneth C. Lichtendahl (chair), Gretchen W. Price, John M. Shepherd and E. Anthony Woods. Each of these individuals meets the Nasdaq standards for audit committee member independence. Further, Mr. Bahl, Ms. Price and Mr. Woods qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors and officers, including its principal executive officers and its internal auditor. The committee also administers the company’s stock option and performance-based compensation plans. The committee met two times during the last year. The report of the compensation committee begins on Page 11.

Four directors serve on the compensation committee: William F. Bahl (chair), Michael Brown, Kenneth C. Lichtendahl and W. Rodney McMullen. Lawrence H. Rogers II, a former director, serves as an adviser to the committee. The compensation committee membership will be modified following the annual meeting of shareholders on April 24, 2004, to meet the independence requirements of applicable law and the listing standards of Nasdaq.

Executive Committee – The purpose of the executive committee is to exercise the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. The committee met six times during the last year.

Six directors serve on the executive committee: James E. Benoski, Michael Brown, John E. Field, John J. Schiff, Jr., Frank J. Schultheis and Alan R. Weiler. No independence requirements apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. The committee met 10 times during the last year.

Six directors serve on the investment committee: William F. Bahl, James E. Benoski, W. Rodney McMullen, John J. Schiff, Jr., Thomas R. Schiff and E. Anthony Woods. Richard M. Burridge, CFA, a former director, serves as an adviser to the committee. No independence requirements apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee is to create, maintain and monitor compliance with the corporate governance policies for the company. The committee met four times during the last year.

Four directors serve on the nominating committee: William F. Bahl, Michael Brown (chair), John M. Shepherd and Alan R. Weiler. The nominating committee membership will be modified following the annual meeting of shareholders on April 24, 2004, to meet the independence requirements of applicable law and the listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

During 2003, Michael Brown was the president and a principal shareholder of Cincinnati Bengals and a director of the company. John J. Schiff, Jr., chairman, president and chief executive officer of the company, was a director of the Cincinnati Bengals. During the year, the company and its subsidiaries purchased football tickets and rented a luxury box from Cincinnati Bengals, all at market prices and for payments totaling $148,367. During that same period, Mr. Brown, the Cincinnati Bengals and Paul Brown Stadium, Ltd. purchased property casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $600,478. The premiums were determined using underwriting assumptions that were substantially similar to those prevailing at the time for comparable insurance coverage provided to other policyholders.

During 2003, Mr. J. Schiff, Jr., also was a director and one of the principal owners of John J. & Thomas R. Schiff & Co., an insurance agency that represents a number of insurance companies, including the company’s insurance affiliates. Thomas R. Schiff, also a director of the company, was the chairman of the board and one of the principal owners of John J. & Thomas R. Schiff & Co. During the year ended December 31, 2003, the company’s insurance affiliates paid John J. & Thomas R. Schiff & Co. commissions of $4,081,107. Those commissions were paid at the same commission rates, pursuant to the same agency contract with the company’s insurance affiliates, as paid to other agencies of those companies. John J. & Thomas R. Schiff & Co. paid $96,958 in rent to Cincinnati Financial Corporation and paid $102,954 to the company’s life insurance affiliate for its Employee Medical Plan. The company purchased director and officer liability and fire and marine insurance from John J. & Thomas R. Schiff & Co. for a premium of $753,452. During 2003, Mr. J. Schiff, Jr., purchased property casualty and life insurance from the company’s affiliates for total premiums of $69,426.

Report of the Compensation Committee

As members of the compensation committee of the board, we are charged with the duty of determining the compensation of the company’s internal auditor and its principal executive officers. We also administer and grant options under the company’s stock option plans; administer the company’s Incentive Compensation Plan, including granting performance bonuses to senior management; and administer the 2003 Non-Employee Directors’ Stock Plan. For further information regarding the compensation committee’s activities, see the Compensation Committee Charter, Page 24.

The goals of the committee are to:

•	attract and retain top-quality executives

•	provide compensation competitive with similar companies

•	reinforce the attainment of the company’s performance objectives

•	align the interests of executives with those of the company’s shareholders

•	encourage executives to acquire and retain the company’s stock

A portion of total compensation is paid in the form of an annual salary, in an amount that we feel is sufficient to be competitive with salaries paid by other property, casualty or multi-line insurance companies that constitute the company’s most direct competitors for executive talent. Executive salaries are reviewed annually. In determining salary levels, we consider changes in general economic conditions, including inflation and changes in compensation paid by the company’s peers. We also seek input from the company’s chief executive officer in setting salaries for executives other than the chief executive officer.

The year 2003 salaries contained in the Summary Compensation Table were established in October 2002. Available information at that time regarding compensation paid by the company’s peers was for the calendar year 2001. The 2002 salary paid Mr. J. Schiff, Jr., the company’s president and chief executive officer, was approximately 66 percent of the average salary paid to his peers in 2001, up from 60 percent the prior year. To continue to close this gap, Mr. J. Schiff, Jr.’s salary was increased 15 percent.

A second component of compensation is paid in the form of a bonus, which is influenced by the company’s performance during the year. Performance is measured not only by net income, which is directly affected by the impact of weather on the profits of the company’s property casualty insurance subsidiaries, but also by a review of factors such as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A.M. Best Co. Bonuses are established at the end of each year and do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that weather has on the financial indicators reviewed, we do not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, guided by the objective criteria listed.

The committee met in October 2003 to determine year-end bonuses for executives, including Mr. J. Schiff, Jr. We reviewed an analysis of the total salary and bonus paid to company executives from 1996 through 2002. We also reviewed corporate performance for the first three quarters of 2003, which included continued growth in net earned premiums and improvement in the combined ratio, both of which compared favorably with estimated industry averages. In light of the excellent results for the three quarters, a $287,500 bonus was declared for Mr. J. Schiff, Jr.

The third component of compensation is awarded through the grant of stock options. We consider options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging ownership of the company’s shares, aligning the interests of executives with those of shareholders and providing long-term rewards to employees for overall corporate performance. The committee is firmly committed to the company’s philosophy of encouraging ownership among all employees. In that regard, option grants to the 12 executive officers represented only 17 percent of all grants in 2003.

In granting options to executives, we intend not only to reward them for service to the company but to provide incentive for individual option holders to remain in the employ of the company. Executives are reviewed for stock option grants each year. In determining the options to be granted, we review grants by the company’s peers with the objective of providing the opportunity for competitive long-term compensation.

In January 2003, Mr. J. Schiff, Jr., received options for 50,000 shares of the company’s stock. The value of those grants, employing SEC evaluation procedures, was approximately 26 percent of the average value of grants made by the company’s peers to their chief executive officers during 2001.

The Internal Revenue Service has limited the deductibility of compensation paid to the company’s chief executive officer and the four other most highly compensated executive officers to $1 million each, unless that compensation is paid pursuant to a performance-based compensation plan meeting IRS requirements. Income resulting from the grant of bonuses under the company’s Incentive Compensation Plan and the exercise of options under the company’s stock option plans qualifies as performance-based compensation under these requirements.

Submitted by the compensation committee:
William F. Bahl, Michael Brown, W. Rodney McMullen and Kenneth C. Lichtendahl

Executive Compensation Summary

The following table summarizes the compensation of the company’s chief executive officer and the four most highly compensated executive officers for each of the last three years:

Summary Compensation Table (1)

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Option Shares Awarded
John J. Schiff, Jr., CPCU	2003	$645,865	$287,912	50,000
President and Chief Executive Officer	2002	566,251	250,370	50,000
Cincinnati Financial Corporation	2001	559,792	0	50,000
James E. Benoski	2003	340,941	250,412	50,000
Chief Insurance Officer and Senior Vice President	2002	324,893	195,620	50,000
Cincinnati Financial Corporation	2001	305,004	135,376	50,000
Kenneth S. Miller, CLU, ChFC	2003	250,820	192,906	15,000
Chief Investment Officer and Senior Vice President	2002	186,156	130,370	5,000
Cincinnati Financial Corporation	2001	173,925	111,376	5,000
Jacob F. Scherer, Jr.	2003	286,852	221,109	15,000
Senior Vice President	2002	272,616	148,720	15,000
The Cincinnati Insurance Company	2001	260,777	129,376	15,000
Kenneth W. Stecher
Chief Financial Officer and Senior Vice President, Secretary,	2003	312,629	140,117	15,000
Treasurer	2002	297,912	121,853	15,000
Cincinnati Financial Corporation	2001	279,675	79,926	15,000

(1)	Pursuant to SEC rules, the column “Other Annual Compensation” was omitted because, in all cases, the amounts were less than the minimum required to be reported.

Stock Option Plans

The following table contains information concerning grants of options to purchase the company’s common stock that were made to each of the named executive officers in 2003:

Option Grants in Last Fiscal year

					Potential Realizable Value at
					Assumed Annual Rates
					of Stock Price Appreciation
		Percent of Total			for Option Term
	Option Shares	Options Granted	Exercise Price		(3)
	Granted	to Employees	per Share	Expiration
Name	(1)	in 2003	(2)	Date	5%	10%
John J. Schiff, Jr.	50,000	4.03%	$35.79	02/01/13	$1,125,407	$2,852,002
James E. Benoski	50,000	4.03%	35.79	02/01/13	1,125,407	2,852,002
Kenneth S. Miller	15,000	1.21%	35.79	02/01/13	337,622	855,601
Jacob F. Scherer, Jr.	15,000	1.21%	35.79	02/01/13	337,622	855,601
Kenneth W. Stecher	15,000	1.21%	35.79	02/01/13	337,622	855,601

(1)	Options were granted on February 1, 2003. One third of each option became exercisable on the first anniversary of grant in 2004, an additional one third becomes exercisable on the second anniversary in 2005 and the remainder on the third anniversary in 2006, so long as employment continues with the company or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.

(2)	The option exercise price is 100 percent of the Nasdaq National Market’s closing price for the company’s stock on the day prior to the date of grant.

(3)	The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the company’s common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 2003 and the value of unexercised options for the company’s common stock at year-end 2003:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
			December 31, 2003		December 31, 2003
	Shares Acquired		Exercisable (E)/		Exercisable (E)/
Name	on Exercise	Value Realized	Unexercisable (U)		Unexercisable (U)
John J. Schiff, Jr.	—	—	E	320,000	E	$1,709,416
			U	100,000	U	474,334
James E. Benoski	1,475	$26,934	E	114,000	E	878,936
			U	100,000	U	474,334
Kenneth S. Miller	4,500	76,275	E	33,400	E	322,563
			U	20,000	U	104,734
Jacob F. Scherer, Jr.	1,656	32,275	E	106,459	E	1,188,620
			U	30,000	U	142,300
Kenneth W. Stecher	2,000	41,000	E	55,300	E	538,566
			U	30,000	U	142,300

Pension Plan

The following table sets forth the estimated annual benefits payable from the company’s qualified non-contributory pension plan under various assumptions as to the associate’s compensation level and years of service:

Qualified Pension Plan

Years of Service on December 31, 2003
Average Annual
Earnings	15	20	25	30	35	40
$ 200,000	$27,000	$39,000	$51,000	$63,000	$75,000	$87,000
150,000	20,250	29,250	38,250	47,250	56,250	65,250
100,000	13,838	19,998	26,138	32,288	38,438	44,588
75,000	12,150	17,550	22,950	28,350	33,750	39,150
50,000	10,463	15,113	19,763	24,413	29,063	33,713

All individuals listed in the Summary Compensation Table are participants in the plan. For purposes of computing retirement benefits under the corporation’s pension plan, for the individuals listed in the Summary Compensation Table, earnings for any given year as defined by the plan is the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from salary as shown in the Summary Compensation Table. The annual earnings for 2003 qualifying under the qualified plan for each individual are $200,000. The years of service as of December 31, 2003, under the plan for those individuals are as follows: Mr. J. Schiff, Jr., 18 years; Mr. Benoski, 32 years; Mr. Miller, 25 years; Mr. Scherer, 20 years; and Mr. Stecher, 36 years.

The normal retirement pension is computed as a single life annuity. The annual payment is the greater of two calculated amounts.

The first calculated amount is the sum of:

1.	0.0045 per year of the associate’s highest five-year average earnings for the first 15 years of service, plus

2.	0.0135 per year of the associate’s highest five-year average earnings up to $35,000 for the first 15 years of service, plus the sum of:

a.	0.006 per year of the employee’s highest five-year average earnings for years 16 through 40, plus

b.	0.018 of the employee’s five-year average earnings up to $35,000 for years 16 through 40.

The second calculated amount is the sum of:

1.	0.009 per year of the employee’s highest five-year average earnings for the first 15 years of service, plus

2.	0.012 per year of the employee’s highest five-year average earnings for years 16 through 40.

Vesting is 100 percent after five years of service and there are no deductions for Social Security or other offset amounts.

Supplemental Retirement Plan

Effective January 1, 1989, the company adopted a non-qualified, non-contributory Supplemental Retirement Plan for the benefit of 37 higher-paid associates whose projected retirement pension was reduced as a result of the amendment to the company’s qualified plan. The supplemental plan was designed to replace the pension benefit lost by those associates.

Supplemental Retirement Plan

Years of Service on December 31, 2003
Average Annual Earnings	15	25	35	45
$ 750,000	$108,699	$176,675	$246,014	$327,464
650,000	89,949	145,425	202,264	271,214
550,000	71,199	114,175	158,514	214,964
450,000	52,449	82,925	114,764	158,714
350,000	33,699	51,675	71,014	102,464
250,000	14,949	20,425	27,264	46,214
150,000	2,949	1,925	2,264	11,714

This plan is integrated with Social Security and a normal retirement pension is the sum of 0.0075 of the associate’s highest five-year average annual earnings below the integration level plus 0.0125 of the associate’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the associate’s employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the supplemental plan is the difference between the amount computed by the above formula and the amount payable from the qualified plan.

Effective January 1, 2000, the corporation transferred the accrued benefit amount of each plan member to the Qualified Retirement Plan as an additional special benefit, which will be paid from the qualified plan. As of January 1, 2000, there were 12 associates entitled to a benefit from the Supplemental Retirement Plan. Any additional benefit amounts accrued from the Supplemental Retirement Plan after January 1, 2000, will be paid from the Supplemental Retirement Plan.

Of the individuals listed in the Summary Compensation Table, only James E. Benoski and John J. Schiff, Jr., are participants in the plan. For purposes of determining benefits under the Supplemental Retirement Plan, annual earnings are defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 2003 as defined in the plan and the years of service as of December 31, 2003, for those individuals are as follows: Mr. Benoski, $354,273 and 32 years; and Mr. J. Schiff, Jr., $671,120 and 18 years.

Equity Compensation Plan Information

The company’s equity compensation plans are summarized as follows:

			Number of securities
			remaining available for future
	Number of securities to be		issuance under equity
	issued upon exercise of		compensation plan (excluding
	outstanding options,		securities reflected in column
	warrants and rights	Weighted-average exercise	(a))
	at December 31, 2003	price of outstanding options	at December 31, 2003
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,973,314	$33.77	4,946,650
Equity compensation plans not approved by security holders	0	N/A	85,768
Total	7,973,314	$33.77	5,032,418

In February 2003, the board of directors adopted the 2003 Non-Employee Directors’ Stock Plan, described under Director Compensation, Page 8. Shareholder approval was not required.

Report of the Audit Committee

The audit committee assists the board in fulfilling its responsibilities for reviewing and verifying the independent audit firm’s qualifications and independence, general oversight of the company’s financial statements, compliance with legal and regulatory requirements, the performance of the company’s internal audit function, and risk assessment and risk management. For further information regarding the audit committee’s activities, see the Audit Committee Charter, Page 22.

Independent Auditor Relationship

The audit committee has sole responsibility for the company’s relationship with its independent audit firm and pre-approves all audit and non-audit services to be performed by the firm subject to de minimus exceptions. The audit committee has the authority to obtain outside advice and assistance as the committee deems necessary to carry out its duties. The audit committee meets with the internal audit staff and the independent auditors separately from management.

The board of directors and audit committee are fully committed to maintaining auditor independence and have significant safeguards in place to do so. The audit committee:

•	is comprised entirely of independent directors

•	pre-approves all services performed by the independent audit firm (effective May 2003) subject to de minimus exceptions

•	discloses both the cost and activities related to the auditor’s audit fees, non-audit fees, tax fees and all other fees (see Page 17)

•	verifies many special safeguards related to independence of audit firm team members

The Sarbanes-Oxley Act of 2002 prohibits the independent audit firm from providing a wide variety of services including: bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management or human resources functions; broker or dealer, investment adviser or investment banking services; legal services and expert services unrelated to the audit. Further, our independent audit firm has stringent rules and processes to prevent the impairment of its independence, including training for all partners and professional employees, electronic tracking of audit firm employee personal financial holdings, partner rotation policies and a disciplinary process for noncompliance.

Beginning in 2004, company shareholders are being asked to ratify the audit committee’s selection of the independent audit firm, further assuring the protection of the company’s integrity in financial reporting and auditor independence.

As described in the audit committee charter, the committee pre-approves all services of the independent audit firm, subject to de minimus exceptions, for other-than-audit, review or attest services that are approved by the committee prior to completion of the audit. Pre-approval procedures followed by the audit committee include reviewing the services to be performed and their anticipated costs and discussing with the relevant managers the purpose of the project and potential alternatives for accomplishing it in a timely and efficient manner. The committee may choose to pre-approve an entire project, such as the annual audit, or may pre-approve a portion of the services, requiring reports from management and the independent auditors regarding progress and costs before considering approval for additional steps.

Review of Financial Statements

Cincinnati Financial Corporation management has primary responsibility for preparing the company’s financial statements and for the financial reporting process. Deloitte & Touche LLP, the company’s independent audit firm, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States. It is the audit committee’s responsibility to monitor and oversee these processes.

In this context, the audit committee has:

•	reviewed and discussed the audited financial statements with company management;

•	discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules discussed in Final Releases No. 33-8183 and 33-8183a; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board No. 1, “Independence Discussions with Audit Committee”) and discussed with the independent audit firm the independent auditors’ independence.

Based on these reviews and discussions referred to in the three items above, the audit committee has recommended to the board, and the board has approved, the inclusion of the audited financial statements in Cincinnati Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Other Responsibilities

In addition, the audit committee has discussed with the chief executive officer and the chief financial officer of the company the certifications that these officers are required to give in connection with the company’s periodic reports on Forms 10-K and 10-Q pursuant to the Sarbanes-Oxley Act of 2002 and related SEC rules. These discussions have covered the subject matter of the certifications and the procedures followed by these officers and other management in connection with the giving of such certifications. The committee also reviewed with management its disclosure controls and procedures. Further, the committee began pre-approving related-party transactions effective January 15, 2004.

Submitted by the audit committee:
William F. Bahl, Kenneth C. Lichtendahl, Gretchen W. Price, John M. Shepherd and E. Anthony Woods

Certain Relationships and Transactions

The company performs a review of all related-party transactions pursuant to SEC Regulation S-K, Item 404. Generally, these transactions relate to members of the company’s board of directors who are associated with independent insurance agencies that market the company’s insurance products or who purchase the company’s insurance products. These agencies are paid at the same commission rates and have the same agency contract with the company’s insurance affiliates as other agencies of those companies in similar geographic areas. Each of the agencies has employees and solicitors who are not directors or executive officers of the company’s insurance affiliates. Participation in the Premium Incentive Loan Program is offered to agencies as a production incentive, and automobile finance leases are made in the ordinary course of business to credit-worthy agencies of the company’s insurance affiliates. The loans and leases to the foregoing agencies were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and leases to other agencies. After adoption of the Sarbanes-Oxley Act of 2002, agencies associated with the company’s directors are no longer allowed to participate in these programs, and any existing loans or leases were frozen and are being paid off according to their terms. Premiums for insurance purchased by directors were determined using underwriting guidelines that were substantially similar to those prevailing at the time for comparable insurance coverage provided to other policyholders.

Robert C. Schiff is a founder of the company and director of Cincinnati Financial Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. R. Schiff is chairman and a minority owner of Schiff, Kreidler-Shell, an insurance agency that represents a number of insurance companies, including the company’s insurance affiliates. In January 2004, Mr. R. Schiff sold his remaining interest in Schiff, Kreidler-Shell. During the year ending December 31, 2003, the company’s insurance affiliates paid Schiff, Kreidler-Shell commissions of $5,255,476. Schiff, Kreidler-Shell also participated in the Premium Incentive Loan program and had a prior loan secured through CFC Investment Company, a subsidiary of Cincinnati Financial Corporation, in the amount of $50,000 at 9.33 percent. The loan was paid off on May 8, 2003.

Frank J. Schultheis is a director of Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company. Mr. Schultheis is president and a principal owner of Schultheis Insurance Agency, Inc., and a principal owner and secretary of Hoosierland Insurance Agency, Inc., which was sold September 1, 2003, and principal owner and secretary of Salem Insurance Agency, Inc., all of which are insurance agencies that represent a number of insurance companies, including the company’s insurance affiliates. Mr. Schultheis is a director of Evans Holding Company and its subsidiary, InsureMax, which paid CinFin Capital Management Company a total of $72,829 in 2003 for investment management services. During the year ended December 31, 2003, the company’s insurance affiliates paid these agencies a total of $4,037,835 in commissions. The Salem Insurance Agency has a prior auto lease with CFC Investment Company in the amount of $29,755 at 7.76 percent. The balance at December 31, 2003, was $25,344. During 2003, the company paid Schultheis Insurance Agency $29,456 for a recovery pursuant to a 2003 negotiated settlement. Mr. Schultheis and Schultheis Insurance Agency purchased property casualty and life insurance from the company’s insurance affiliates for premiums totaling $71,313.

Larry R. Webb is a director of Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company and is president and a principal owner of Webb Insurance Agency, an insurance agency that represents a number of insurance companies, including the company’s insurance affiliates. During the year ended December 31, 2003, the company’s insurance affiliates paid Webb Insurance Agency commissions of $1,020,150. During 2003, Webb Insurance Agency also participated in the Premium Incentive Loan program through a prior loan secured through CFC Investment Company in the principal amount of $250,000 at 9.25 percent. The balance at December 31, 2003, was $155,641.

E. Anthony Woods is a director of Cincinnati Financial Corporation and chairman of Deaconess Associations. During the year ended December 31, 2003, Mr. Woods purchased property casualty and life insurance from the company’s insurance affiliates for premiums totaling $81,699.

Fees Billed by the Independent Audit Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the fiscal year ended December 31, 2003. In May 2003, the audit committee adopted a policy regarding pre-approval of independent auditors’ services provided after that date.

Between May 2003 and year-end 2003, there were no fees rendered pursuant to the de minimus safe harbor exception to the pre-approval requirement described in the audit committee charter.

	Twelve Months Ended
	December 31, 2003	December 31, 2002
Audit Fees	$1,193,460	$1,139,800
Audit-related Fees	549,572	397,014
Tax Fees	381,432	435,328

Subtotal	$2,124,464	$1,972,142
All Other Fees	2,034,543	590,218

Deloitte & Touche LLP Total Fees	$4,159,007	$2,562,360

Services Provided by the Independent Audit Firm

All services rendered by the independent audit firm are permissible under applicable laws and regulations and were pre-approved by the audit committee after the adoption of the pre-approval policy in May 2003. Pursuant to new rules of the SEC, the fees billed by the independent audit firm for services are disclosed in the table above. Fees for 2002 were reclassified in accordance with expanded disclosure requirements.

•	Audit Fees — These are fees for professional services performed by the independent audit firm for the audit of the company’s annual financial statements; review of financial statements included in the company’s 10-K and 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

•	Audit-related Fees — These are fees for assurance and related services performed by the independent audit firm that are reasonably related to the performance of the audit or review of the company’s financial statements. These services include: employee benefit and compensation plan audits; Association for Investment Management and Research (AIMR) verification; and information systems reviews.

•	Tax Fees — These are fees for professional services performed by the independent audit firm with respect to tax compliance, tax advice and tax planning. These services include: review of tax returns for the company, tax research and planning, tax audit assistance and tax work stemming from audit-related items. These services do not include any tax shelter work.

•	All Other Fees — These are fees for other permissible work performed by the independent audit firm in categories other than the above. Approximately 95 percent of this work in 2003 involved assistance with a new claims file management system that was implemented in late 2003. The independent audit firm’s contract for these services was entered into prior to May 2003. The independent audit firm’s role in this project was essentially completed in 2003, and fees in 2004 will be minimal.

These services (both spending level and work content) are monitored actively by the audit committee to maintain the appropriate objectivity and independence in the independent audit firm’s primary responsibility, which is the audit of the company’s consolidated financial statements.

Proposal to Ratify Appointment of Independent Audit Firm

The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent audit firm for 2004. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and will seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent audit firm for the last calendar year, will be present at the annual meeting of shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

The following proposal will be presented for action at the annual meeting by direction of the board of directors:

RESOLVED, that shareholders hereby ratify, confirm and approve the action by the audit committee to appoint Deloitte & Touche LLP as the company’s independent audit firm to conduct the annual audit of the financial statements of the company and its subsidiaries for the year ending December 31, 2004.

Shareholder Proposals for Next Year

Any shareholder who wishes a proposal to be considered for presentation at the 2005 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 18, 2004.

Cost of Solicitation

The cost of soliciting proxies will be borne by the company. The company has contracted with Computershare Investor Services to provide Internet and telephone voting service for our direct shareholders of record. The company asks banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the company has agreed to reimburse reasonable out-of-pocket expenses incurred. In addition to solicitations by mail, regular associates of the company, may, without extra remuneration, solicit proxies personally or by telephone.

Other Business

Management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Kenneth W. Stecher

Kenneth W. Stecher
Secretary

March 18, 2004

Appendices

Cincinnati Financial Corporation Board of Directors

Corporate Governance Guidelines
 Adopted January 31, 2004
Effective April 24, 2004

Mission

The board of directors encourages, facilitates and fosters the long-term success of Cincinnati Financial Corporation. The board provides direction to management in the performance of the company’s obligations to its independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term. Shareholders elect the board of directors to oversee the management of the company as they serve the long-term interests of shareholders.

Board Responsibilities

1.	Description of Board Responsibilities – The board of directors’ responsibility is to achieve the highest sustainable shareholder value over the long term. The board provides oversight of strategy, the operation of the business and performance evaluation to promote the long-term success of Cincinnati Financial Corporation. The directors perform these primary functions:

•	Review and where appropriate, evaluate and approve management’s business strategies.

•	Review and where appropriate, evaluate and approve financial and internal controls.

•	Select, evaluate and compensate the chief executive officer and other senior officers and review management succession planning.

•	Ensure that the company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

In discharging their responsibilities, directors exercise their business judgment to act in a manner that they believe, in good faith, serves the best interests of the company and its shareholders. The board is committed to full, fair, accurate, timely and understandable disclosure in the company’s periodic reports and other public statements.

Individual directors should spend the time and effort necessary to properly discharge their director responsibilities. Accordingly, directors should regularly attend meetings of the board and committees on which they sit, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the chairman of the board or the chair of the appropriate committee in advance of such meeting.

All directors shall attend educational opportunities that may be required by rules developed by Nasdaq, including ongoing corporate governance and other educational programs related to their service on the board. These programs should enable them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors.

Directors should be committed to devoting the time and effort necessary to learn the business of the company and the board. The board shall conduct evaluations focusing on the performance of the board, concentrating on areas where performance might be improved.

2.	Code of Conduct – To oversee the successful perpetuation of the company’s business, the board shall set policies that are designed to promote:

•	honest and ethical conduct

•	full, fair, accurate, timely and understandable disclosures

•	compliance with applicable governing laws, rules and regulations

•	prompt internal reporting of policy violations

•	accountability for adherence to the policies

The policies should be described in a code of conduct or ethics that shall be publicly disclosed. Any waivers of the policies for designated officers may be made only by the board or a board committee, if so delegated, and promptly disclosed to shareholders.

Selection and Composition of the Board

1.	Board Size – A majority vote of the full board of directors determines the size of the board.

2.	Board Membership Criteria – The nominating committee identifies, screens and recommends candidates for nomination by the board for election as members of the board.

The nominating committee considers many factors when determining the eligibility of candidates. The committee’s goal is to nominate candidates that contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•	Demonstrated character and integrity

•	An ability to work with others

•	Sufficient time to devote to the affairs of the company

•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also should consider the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate when identifying candidates for nomination.

The board of directors has provided guidance on factors that should be considered when deciding that a person should not be nominated for election or re-election:

•	Has attained the age of 70

•	Has retired or resigned from his principal occupation

•	In the case of an officer of the company, if the person has retired or resigned from office

•	For reasons of health is unable to perform the duties of director

•	Has not attended at least three-fourths of the total of all meetings of the board and of the committees of which the director is a member

In special circumstances, the committee may determine that the interests of the company would be better served by nominating a candidate for election or re-election regardless of the above factors.

3.	Selection of New Directors – The nominating committee selects and recommends to the board candidates for election as directors; shareholders also have the opportunity to nominate directors in accordance with Ohio law.

The board delegates the process of screening director candidates to the nominating committee, which may solicit advice from the chairman of the board and other members of the board.

After the screening process is completed, the board nominates an appropriate slate of director candidates for election.

4.	Independence of the Board – The board shall be comprised of a majority of directors who qualify as independent directors under the listing standards of Nasdaq. The board shall review annually the relationship that each director has with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Following the annual reviews, only directors who the board affirmatively determines have no material relationship with the company, which would prohibit the exercise of independent judgment, will be considered independent directors.

5.	Change in Job Responsibilities of Directors – Directors who change the primary job responsibility they had at the time of their election to the board, including retirement, should offer a letter of resignation for board consideration. At its sole discretion, the board of directors determines whether such change in responsibilities impairs the director’s ability to serve effectively on the board of directors. The board may determine the ability of the director to serve is not impaired and decline the offer of resignation.

6.	Term of Office and Term Limits – The term of office of the board of directors is divided into three classes: Class I, Class II and Class III, as determined by the board of directors. One class of directors is elected every year and each class serves for a three-year term.

7.	Chairman of the Board – The chairman shall be a director and preside at all meetings of the board. The chairman is appointed on an annual basis by at least a majority vote of the remaining directors. The company has no fixed policy with respect to the separation of the offices of chairman of the board and chief executive officer. The board believes that the separation of the offices of chairman of the board and chief executive officer is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time when evaluating the chief executive officer.

Board Compensation

1.	Board Compensation – Directors (other than those who also are salaried officers of the company or any of its subsidiaries) are entitled to receive reasonable compensation for their services, as determined from time to time by the board of directors, and to receive reimbursement of expenses.

Meetings of Independent Directors

1.	Executive Sessions – The independent directors shall meet in executive session on a regularly scheduled basis. The chairs of the audit, nominating, or compensation committees call, notice and chair executive sessions. The names of the chairs of the audit, nominating and compensation committees shall be published along with a means for shareholders to communicate with the independent directors through those committee chairs.

Committee Matters

1.	Number, Structure and Independence of Committees – Standing committees of the board are the audit committee, compensation committee, executive committee, investment committee and nominating committee. Committee charters adopted by the board outline the purpose and responsibilities of each of these committees. The board may, subject to limitations in the company code of regulations, appoint additional standing or temporary committees and delegate to such committees all or part of the board’s powers.

The members of the nominating, audit and compensation committees shall meet the independence requirements of applicable law and the listing standards of Nasdaq.

2.	Compensation of Committee Members – The board of directors determines the fees that the members of committees are entitled to receive. The compensation received by the members of the audit committee from the company is limited to those fees paid for their service as a director and member or chair of any committee(s) of the board.

3.	Selection of Committee Members and Chairs – Committee chairs may be appointed by the board or by any other means the board determines is in the best interest of the company. The nominating committee recommends directors for committee membership subject to the board’s consideration and approval.

Cincinnati Financial Corporation

Audit Committee Charter
Amended January 31, 2004
Effective January 31, 2004

I.	Statement of Purpose – The audit committee is a standing committee of the board of directors. The purpose of the committee is to oversee the process of accounting and financial reporting of the company and the audits and financial statements of the company. The committee is expected to maintain free and open communication (including private executive sessions at least twice annually) with the independent auditors, the internal auditors and management of the company. In discharging this oversight role, the committee is empowered to retain outside counsel or other experts that the committee, in its sole discretion, deems necessary to fulfill its duties.

II.	Membership

A.	The members of the committee shall be appointed by and may be removed by the board of directors. Committee members shall meet the independence requirements of applicable law and the listing standards of the exchange on which its shares are traded. The committee shall be comprised of at least three members. The board of directors also shall designate a committee chair.

B.	The members of the committee shall consist of individuals who can read and understand financial statements and who are generally knowledgeable in financial and auditing matters, including at least one member who qualifies as a “financial expert” as defined by the applicable exchange listing rules.

III.	Primary Responsibilities

A.	General – The committee has the powers and responsibilities delineated in this charter. The committee may rely on the representations of management and the opinions of experts retained by the corporation when reaching business judgments. It is not the committee’s responsibility to prepare and certify the Company’s financial statements, to guaranty the independent auditor’s report or to guaranty other disclosures by the company. These are fundamental responsibilities of management and the independent auditor. Committee members are not company employees and are not performing the functions of auditors or accountants.

B.	Direct Responsibility for Auditor Engagement – The committee is solely responsible for appointment (subject to shareholder ratification), engagement approval, compensation and oversight of the independent auditor that audits the financial statements of the company.

The committee shall pre-approve all services of the independent auditor, subject to de minimus exceptions for other than audit, review or attest services that are approved by the committee prior to completion of the audit. The engagement of the independent auditor may be entered into pursuant to pre-approved policies and procedures established by the committee, provided the policies and procedures are detailed as to the particular services and the committee is informed of each service.

The committee shall be directly responsible for overseeing the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the independent auditor shall report directly to the committee.

C.	Oversight of the Company’s Independent Auditor – The committee shall assure the regular rotation of the lead audit partner as required by Section 10A(j) of the Exchange Act.

The committee shall set clear hiring policies for employees or former employees of the independent auditor that are consistent with Section 10(A)(l) of the Exchange Act.

D.	Company Disclosures and Financial Statements – The committee shall review annual and quarterly financial statements with management and the independent auditor. It is anticipated that these discussions will cover quality of earnings, review of reserves and accruals, reconsideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments (whether or not recorded) and such other inquiries as may be appropriate.

The committee shall obtain, review and discuss reports from the independent auditor regarding:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the company; ramifications of use of these alternative disclosures and treatments; and the treatment preferred by the independent auditor and the reasons for favoring that treatment; and

•	other material written communications between the independent auditor and company management, such as any management letter or schedule of unadjusted differences

The committee shall discuss with the independent auditor and then disclose the matters required to be discussed and disclosed by SAS61, including any difficulties the independent auditor encountered in the course of the audit work, any restrictions on the scope of the independent auditor’s activities or on the access to requested information and any significant disagreements with management.

The committee shall review the chief executive officer’s and chief financial officer’s disclosure and certifications under Sections 302 and 906 of the Sarbanes-Oxley Act.

E.	Oversight of Internal Controls – The committee shall provide guidance and oversight to the internal audit function of the company, including review of its organization, plans and results. The committee shall discuss the quality and adequacy of the company’s internal controls with management and with both the internal and independent auditors. The committee shall review management’s report on internal controls, which must state management’s responsibility for controls and include an assessment of their effectiveness. The committee also shall review the independent auditor’s report that attests to management’s internal control report.

F.	Review Disclosure Controls and Procedures – The committee may review and approve the disclosure controls and procedures implemented by management to ensure that information required to be disclosed in a company’s periodic and current reports is recorded, processed, summarized and reported within the applicable time periods.

G.	Review Related Party Transactions – The committee shall review and pre-approve all related party transactions.

H.	Complaint Procedures – The committee shall establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by company associates of concerns regarding questionable accounting or auditing matters.

The committee shall ascertain annually from the independent auditor whether the company has issues under Section 10A(b) of the Exchange Act.

The committee shall review with management and the independent auditor any correspondence with regulators and any published reports that raise material issues regarding the company’s accounting policies.

See the Board Committee Joint Charter Provisions for additional items applicable to all standing committees, including the audit committee.

Cincinnati Financial Corporation

Compensation Committee Charter
Approved January 31, 2004
Effective April 24, 2004

I.	Statement of Purpose – The compensation committee is a standing committee of the board of directors. The committee discharges the responsibility of the board of directors relating to compensation of the company’s directors and management, including its principal executive officers, its internal auditor and such other company associates as the board of directors may determine, and related matters.

II.	Membership

A.	The members of the committee shall be appointed by and may be removed by the board of directors. Committee members shall meet the independence requirements of applicable law and the listing standards of Nasdaq. The committee shall be comprised of at least three members. The board of directors also shall designate a committee chair.

B.	The members of the committee shall meet the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the requirements of a “non-associate director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

III.	Primary Responsibilities

A.	Goals and Objectives – The committee’s primary goal is to devise forms of compensation for management that attract and retain quality executives; provide compensation competitive with similar companies; reinforce the attainment of the company’s performance objectives; align the interests of management with those of the company’s shareholders; and encourage management to acquire and retain the company’s stock.

At least annually, the committee shall review the company’s goals and objectives as they relate to compensation of the chief executive officer and other members of management, including the balance between short-term compensation and long-term incentives.

B.	Compensation Levels – Each year the committee shall evaluate the performance of the chief executive officer and other management in light of the company’s goals and objectives and shall establish the compensation level (including base and incentive compensation) and direct and indirect benefits of the chief executive officer and other management. In determining base compensation, the committee shall consider, among other factors it deems appropriate, the compensation of management of comparable companies and the compensation of management in prior years. In determining incentive compensation, the committee shall consider, among other factors it deems appropriate, the company’s performance and relative shareholder return during such periods as the committee may deem appropriate, the value of similar incentive awards to persons holding comparable positions at comparable companies and the awards given to management in prior years.

The chair of the committee shall be responsible for communicating to the chief executive officer the committee’s evaluation of the performance of the chief executive officer and the level of compensation approved for the chief executive officer.

C.	Incentive Compensation Plans – The committee shall make recommendations to the board of directors with respect to the establishment and terms of incentive compensation plans and equity-based stock plans and shall administer such plans, including determining any awards to be granted to management under any plan implemented by the company.

D.	Director Compensation and Perquisites – The committee shall advise the board of directors with respect to proposed changes in board or committee compensation. Directors who are company associates shall not be compensated for their services as directors.

See the Board Committee Joint Charter Provisions for additional items applicable to all standing committees, including the compensation committee.

Nominating Committee Charter
Cincinnati Financial Corporation
Adopted January 31, 2004
Effective April 24, 2004

I.	Statement of Purpose – The nominating committee is a standing committee of the board of directors. The committee identifies, recruits and recommends qualified candidates for election as officers and directors of the company. The committee also nominates directors for committee membership. Further, the committee is to create, maintain, and monitor compliance with the overall corporate governance policies for the company.

II.	Membership

A.	The members of the committee shall be appointed by and may be removed by the board of directors. Committee members shall meet the independence requirements of applicable law and the listing standards of Nasdaq. The committee shall be comprised of at least three members. The board of directors also shall designate a committee chair.

III.	Principal Responsibilities

A.	Corporate Governance Guidelines – The committee shall develop and propose to the board of directors governance guidelines that are appropriate for the company; enhance the effectiveness of the board of directors of the company; and comply with applicable laws, regulations and listing standards. The committee shall monitor compliance with these guidelines. At least once a year, the committee shall review the guidelines and recommend changes to the board of directors. These guidelines shall describe the board’s responsibilities, the selection of board members, the composition of the board, board compensation, meetings of independent directors and certain matters pertaining to board committees.

B.	Code of Conduct – The committee shall develop and propose to the board of directors policies that comply with the code of ethics requirement set forth in Section 406 of the Sarbanes-Oxley Act and the code of conduct requirement set forth in NASD Rule 4350. The committee shall monitor compliance with these policies and oversee the reporting of waivers to the Code of Ethics for Senior Financial Officers. At least once a year, the committee shall review the policies and recommend any changes to the board of directors.

C.	Nominees for Election as Directors and Officers – Each year, the committee shall evaluate the needs of the board of directors and the company and recommend qualified candidates for election as directors and officers of the company. The committee’s procedures and recommendations will give appropriate recognition to any applicable rules and regulations regarding board composition and nominee selection. A description of the nominating committee’s processes will be included in the company’s annual proxy statement each year.

The committee shall determine the independence of each director and each candidate for director. The committee shall recommend to the board of directors the slate of nominees for directors to stand for election at each annual meeting of shareholders and for any directors to be appointed by the board of directors to fill vacancies. Any such recommendation should include a review of the performance and contribution of any re-nominated director as well as the qualifications of proposed new directors. The committee also shall recommend a slate of officers to be elected by the directors at its annual meeting or to fill any vacancy which may occur.

D.	Board Committee Memberships – The committee shall make recommendations to the board of directors with respect to the membership of the board’s committees. In making such recommendations, the committee shall consider the qualifications for membership on each committee. The committee shall also make recommendations regarding the chair of each board committee.

See the Board Committee Joint Charter Provisions for additional items applicable to all standing committees, including the nominating committee.

Board Committee Joint Charter Provisions
Cincinnati Financial Corporation
Adopted January 31, 2004
Effective January 31, 2004

Each board committee of Cincinnati Financial Corporation has its own charter. The following describes certain items that are applicable to all committees:

I.	Organization

A.	Charter – At least annually, charters shall be reviewed and reassessed by each committee and any proposed changes shall be submitted to the board of directors for approval.

B.	Meetings – Each committee shall establish a schedule of a sufficient number of meetings each year to discharge its responsibilities.

C.	Access to Records, Consultants and Others – Each committee may conduct or authorize investigations into or studies of matters within the scope of the committee’s duties and responsibilities. Each committee may engage and terminate, at the company’s expense, outside consultants and advisers as it deems necessary. In discharging its responsibilities, each committee shall have access to appropriate associates of the company and any relevant records of the company and may also request that any officer or other associate of the company, including the company’s senior personnel executives, the company’s outside counsel or any other person, meet with any members of, or consultants to, the committee.

D.	Quorum; Action by Committee – A quorum at any committee meeting shall be at least two members. All determinations of a committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided in the respective charters. Any decision or determination of a committee reduced to writing and signed by all members of the committee shall constitute an act of the committee.

E.	Agenda, Minutes and Reports – Committee chairs shall be responsible for establishing the agenda for each meeting. Each agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the committee prior to each meeting. Minutes for all meetings of each committee shall be prepared to document the committee’s discharge of its responsibilities. Minutes shall be approved by the members of the committee and distributed periodically to the full board of directors. Each committee shall make regular reports to the board of directors.

II.	Responsibilities

A.	Delegation – Each committee may delegate any of its responsibilities to a sub-committee composed of one or more members of the committee.

B.	Preparation of Reports – The audit, compensation and nominating committees shall prepare reports for inclusion in the proxy statement.

C.	Other Duties – Each committee shall also carry out such other duties that may be delegated to it by the board of directors from time to time.

III.	Permitted Reliance

In meeting his or her responsibilities as a member of board committees, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data that are prepared or presented by:

A.	one or more directors, officers or associates of the company who the director reasonably believes are reliable and competent in the matters prepared or presented;

B.	counsel, public accountants, the company’s independent auditors, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; and

C.	other committees on which a member does not serve, as to matters within that committee’s designated authority that the director reasonably believes to merit confidence.

Cincinnati Financial Corporation

Code of Ethics for Senior Financial Officers
Adopted January 31, 2004
Effective January 31, 2004

To promote ethical decision-making in financial transactions and reporting, and to ensure the accuracy and integrity of its financial statements and public disclosures, the company adopts the following standards as a Code of Ethics for Senior Financial Officers.

This code applies to those who have responsibility for the preparation of financial statements and public disclosure of financial information for the company and its subsidiary and affiliated companies, including the company’s chief executive officer, chief financial officer, chief investment officer and other officers performing similar functions or reporting directly to the identified officers. The officers covered by this code must adhere to the standards set forth below and to other legal and compliance policies and procedures adopted by the company:

1)	Conflicts of Interest – Officers must act with honesty and integrity, avoiding or ethically handling, as permitted by law, actual or apparent conflicts of interest with the company. An officer’s private interest may not interfere or appear to interfere with the interests of the company. Any situation that involves a conflict of interest, or may reasonably be expected to involve one, must be immediately disclosed to the audit committee of the company’s board of directors.

2)	Company Filings and Public Communications – Officers have the primary responsibility to ensure full, fair, accurate, timely and understandable disclosure in company filings and public communications. The information included in public communications and filings with the Securities and Exchange Commission and Nasdaq must be complete, timely and accurate. It must disclose any material fact required so that the information communicated is not misleading. The officers must comply with the company’s disclosure controls and procedures, as may be amended from time to time.

3)	Confidential Information – Officers must respect the confidentiality of company information, except when authorized or required to make any disclosure, and must avoid the use of any company information for personal advantage.

4)	Interaction with Auditors – Officers must not take action or direct any person to fraudulently influence, coerce, manipulate or mislead the company’s independent auditor for the purpose of rendering the financial statements misleading.

Types of conduct that would constitute improper influence, include, but are not limited to, directly or indirectly:

•	offering or paying bribes or giving other financial incentives, including future employment or contracts for non-audit services

•	providing an auditor with inaccurate or misleading legal analysis

•	threatening to cancel or canceling existing audit or non-audit engagements if the auditor objects to the company’s accounting

•	seeking to have a partner removed from the audit engagement because the partner objects to the company’s accounting

•	blackmailing

•	making physical threats

5)	Compliance with Rules and Regulations – It is the company’s policy to comply with all applicable laws and regulations. The officers are expected to be familiar with the legal and regulatory requirements applicable to their business responsibilities and to fulfill their duties in accordance with these laws and regulations.

Questions concerning the applicability of any legal or regulatory provision should be directed to the insurance operations division of the company’s legal department.

6)	Company Assets – At all times, the officers shall achieve responsible use of and control over all assets and resources of the company.

7)	Reporting and Enforcement – Any officer who has a reasonable belief that the Code of Ethics for Senior Financial Officers has been or is being violated shall report the belief and its basis to his/her immediate supervisor. If the possible violation involves the supervisor, the officer shall report it to the audit committee of the board of directors.

The company will conduct, or cause to be conducted, a reasonable investigation of reported possible violations. Upon determination that a violation has occurred, the company will take appropriate disciplinary action, up to and including termination.

CINCINNATI FINANCIAL CORPORATION

[ ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1.	The board of directors recommends a vote FOR the listed nominees.

01 - Michael Brown	For [ ]	Withhold [ ]	*For All Except [ ]

02 - Dirk J. Debbink
*(Except nominee(s) written above)

03 - Robert C. Schiff

04 - John M. Shepherd

05 - Douglas S. Skidmore

B. Issues

The board of directors recommends a vote FOR the following proposal.

2.	Regarding the proposal to ratify the selection of	For	Against	Abstain
	Deloitte & Touche LLP as the company’s auditors	[ ]	[ ]	[ ]

3.	At their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - Cincinnati Financial Corporation

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John J. Schiff, Jr., James E. Benoski and Kenneth W. Stecher, or any one of them, with power of substitution, as proxies and hereby authorizes them to represent and to vote as designated below all shares of Cincinnati Financial Corporation held of record on February 27, 2004, at the Annual Meeting of Shareholders to be held on April 24, 2004, or any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is given, this Proxy will be voted FOR all nominees listed and FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for 2004.

ELECTRONIC DELIVERY

Cincinnati Financial Corporation now offers the convenience of electronic delivery of shareholder communications, including annual reports, interim letters to shareholders and proxy statements - even proxy voting online. With your consent and at no cost to you, we can notify you by e-mail when these materials become available on the internet at www.cinfin.com.

To enroll, select Electronic Delivery on the Investors page of www.cinfin.com. If you hold multiple accounts directly or through a broker, you will need to separately enroll each account - including joint tenant and custodial accounts - to stop paper mailings.

*Number of shares includes those held in your name directly, those in your dividend reinvestment account, and in your 401k plan, if applicable.

Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet		To vote by Mail

•	Call toll free (866) 451-9859 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: www.computershare.com/us/proxy	•	Mark, sign and date the proxy card.

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested and follow the simple instructions.	•	Return the proxy card in the postage-paid envelope provided to:

Computershare Investor Services P.O. Box 2702 Chicago, IL 60690-9402

If you vote by the Internet or telephone, please DO NOT mail back this proxy card.
Proxies submitted by the Internet or telephone must be received by 1:00 a. m., Eastern Time, on April 24, 2004.
THANK YOU FOR VOTING